Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made this 3rd day of October, 2006, by and between Penn National Gaming, Inc., a Pennsylvania corporation (the “Employer”) and Kevin DeSanctis (the “Executive”).

BACKGROUND

A.   Executive is currently employed by Employer as its President and Chief Operating Officer pursuant to that certain employment agreement between Employer and Executive, dated as of May 26, 2004 (the “Employment Agreement”), which agreement expires on May 26, 2007 (the “Expiration Date”).

B.   In order to effect an orderly transition of Executive’s responsibilities prior to the Expiration Date, Executive and Employer have now mutually agreed that Employer may elect to terminate the employment relationship after the date hereof in accordance with Section 1 of this Agreement.

C.   Executive and Employer desire to set forth the terms of the separation and to provide for mutual general releases, all as more specifically set forth herein.

NOW, THEREFORE, in consideration of the foregoing preambles, the mutual covenants and agreements set forth below and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Transition Services.

1.1           Officer Transition Services.  In order to assist Employer with an orderly transition of Executive’s responsibilities, Executive agrees to continue to serve in his current capacity as President and Chief Operating Officer of Employer until the earlier of (i) Employer’s written notice (such notice to be not less than five (5) business days) to Executive that it has completed an orderly transition of Executive’s officer responsibilities, (ii) thirty (30) days after the first date of employment of Executive’s successor or (iii) December 31, 2006 (the “Officer Termination Date”).  During the period from the date hereof until the Officer Termination Date, Executive shall continue to report to the corporate headquarters in Wyomissing, Pennsylvania and shall, at Employer’s request, continue to perform his roles and responsibilities in the same manner as prior to the date hereof.  Effective as of the close of business on the Officer Termination Date and without any further action by either party, Executive shall be deemed to have resigned from all positions held as an officer or director of

Employer and any of its Affiliates (as such term is defined under Rule 144 promulgated pursuant to the Securities Act of 1933, as amended).

1.2           Non-Officer Transition Services.  Following the Officer Termination Date, Executive agrees to continue to serve as a non-officer employee of Employer until February 9, 2007 (the “Termination Date”).  During the period from the Officer Termination Date until the Termination Date, Executive shall not be required to report to the corporate headquarters on a regular basis but shall make himself reasonably available to assist Employer on such matters as the parties may mutually determine require the assistance of Executive.  Effective as of the close of business on the Termination Date and without any further action by either party, Executive’s employment with Employer shall be deemed to be terminated.

1.3           Employment Agreement.  The Employment Agreement shall remain in full force and effect until the Officer Termination Date.  In the event of any conflict between the terms of the Employment Agreement and the terms hereof, the provisions of this Agreement shall control.  After the Officer Termination Date, this Agreement shall solely govern the relationship between the parties.

2.             Compensation.

2.1           Compensation.  Employer will continue to pay Executive his current base salary until the Officer Termination Date.  During the period from the Officer Termination Date until the Termination Date, Employer will pay Executive $1,000 per week.

2.2           Bonus Payment.  To the extent the Compensation Committee determines that Employer’s performance for 2006 merits the payment of an annual bonus to Level I employees, then Executive shall be entitled to a pro-rata bonus (based on the number of days elapsed through the Officer Termination Date) based on the same percentage of base salary received by other Level I employees.  Such payment will be made within thirty (30) days of the Termination Date, subject to Executive executing a bring-down of the releases set forth in Section 6 of this Agreement.

2.3           Expenses; Paid Time Off.  Executive shall be reimbursed in the normal course for all reasonable business-related expenses incurred by him in accordance with Employer’s policies on or before the Termination Date and submitted within forty-five (45) days after the Termination Date.  Executive shall continue to be entitled to four (4) weeks of paid vacation time in each calendar year through the Termination Date, and Executive shall all be paid for any earned but unused vacation and other personal days in accordance with Employer’s policies.

2.4           Benefits.  Executive shall continue to participate in Employer’s medical plans, deferred compensation plan, 401(k) and other medical and savings plans through the Termination Date.  Employer confirms that as of the date of this Agreement, Executive is 100% vested in his 401(k) account and his benefits under Employer’s non-qualified deferred compensation plan.  After the Termination Date, Executive will be entitled to continue his health benefits at his expense as provided by COBRA.  In addition, Employer and Executive will take such action as is necessary to transfer to Executive the ownership of, and the obligations arising under, the $5,000,000 life insurance policy on the life of Executive and the lease of Executive’s Employer provided automobile.

2.5           Equity Compensation.  All equity compensation awards held by Executive shall continue to vest until the Termination Date in accordance with their respective terms, including, without limitation, Section 14.4 of Employer’s 2003 Long Term Incentive Compensation Plan (the “Plan”), which section shall apply to all equity compensation awards held by Executive.  A detailed vesting schedule is set forth on Exhibit A hereto.  Following the Termination Date and notwithstanding any provision of the Plan or any option agreement or certificate to the contrary, all vested stock options shall remain exercisable until the earlier of August 9, 2007 or the expiration of the term of the option (other than any options which are incentive stock options, which shall remain exercisable in accordance with their terms), and all unvested equity compensation (including all restricted stock grants) awards shall be deemed terminated.  Employer hereby agrees to amend Executive’s stock options to the extent necessary to conform to this Section 2.5.

2.6           No Other Compensation.  Other than as specifically set forth in this Agreement, Executive shall not be eligible for any other compensation for services rendered prior to the Termination Date including, without limitation, bonus, further stock option grants or other incentive compensation, related to his employment with Employer.  This provision does not affect Executive’s entitlement to continued benefits under Employer’s employee benefit plans in accordance with their terms through the Termination Date.

3.             Covenants.

3.1           Regulatory Matters; Further Assurances.  The parties will cooperate in good faith with each other in terminating or transferring any licenses presently held by Executive that were issued in connection with his employment with Employer and in taking such other actions as are necessary to effect the purposes set forth herein.  Executive agrees to execute and deliver such instruments and documents in his capacity as a registered person with any regulatory agency required to be filed by Employer until his successor has been duly qualified, so long as such documents are in form and substance reasonably satisfactory to Executive.

3.2           Indemnification.  Notwithstanding anything in Section 6.2 below and to the extent permitted pursuant to the Pennsylvania Business Corporation Law of 1988, as

amended, and the Bylaws of Employer, Employer shall defend and indemnify Executive with respect to acts or omissions of Executive as an employee, agent, officer or director of Employer or its Affiliates occurring on or prior to the Termination Date.

3.3           Corporate Property.  Executive agrees that on or before the Officer Termination Date, he will return to Employer all property of Employer or its Affiliates in his possession including, but not limited to, keys, access cards, identification cards, credit cards, files (including files pertaining to potential acquisitions, partnerships and other strategic opportunities), records, publications, customer or vendor lists, computers, telephones or other electronic devices and any reports or compendia made by Executive or any other person concerning Employer or its business or prospects and any copies in any format of any of the foregoing.

3.4           Confidentiality.  Executive hereby acknowledges that as a result of his employment by Employer he has had access to, obtained, or developed certain confidential or legally privileged information (including but not limited to trade secrets, methods and practices, financial information, information technology systems, technical and research data, new product development information, pricing information, business and marketing plans, lobbying activities, acquisition prospects and strategies and compliance matters) of Employer and its Affiliates (collectively “Information”), and that such Information constitutes valuable, special and unique property of Employer and its Affiliates.  Executive agrees that he shall hold inviolate and keep secret all such Information and will not for any reason or purpose use, permit to be used, or disclose to any party any Information.  Notwithstanding anything to the contrary in the foregoing, Executive may divulge any Information required by law to be divulged by him to any government commission, agency or other regulatory body or pursuant to a subpoena; provided, however, that, unless it is not feasible under the circumstances, prior to divulging any such Information, Executive shall advise Employer’s General Counsel that a request has been made and cooperate with Employer, if requested, in Employer’s efforts to seek protective relief against the divulgence of any such Information.  In any event, unless prohibited by law, Executive will keep Employer fully advised of any contacts from any such government agency, commission or regulatory body, and any Information given by him to the same.

3.5           Disparaging Remarks.  Executive and Employer agree that neither shall directly or indirectly make disparaging remarks about the other party or their respective employers, employees, directors, officers, products or services (as applicable) to any person or entity or directly or indirectly make or solicit any comments, statements or the like to the media or other third parties which may be considered derogatory or detrimental.  This provision shall not apply to sworn testimony given in a court proceeding or compelled under subpoena.

4.             Non-Competition & Non-Solicitation.

4.1           Non-Competition.

4.1.1        Without limiting the generality of any other provision hereof, the parties acknowledge and agree that the non-competition provisions in Section 6 of the Employment Agreement shall continue in full force and effect until the Officer Termination Date; provided, however, that, Employer agrees that Executive may spend a reasonable amount of time, during business hours or otherwise, on the formation of his new business so long as such efforts do not unreasonably interfere with his duties hereunder and are limited to such matters as may be mutually agreed upon by Employer and Executive.

4.1.2        Following the Officer Termination Date, Executive shall have no restrictions on his ability to compete with Employer except with respect to certain opportunities that may be mutually agreed upon by Employer and Executive.

4.2           Non-Solicitation.  From the date hereof through the second anniversary of the Termination Date, Executive will not, except with the prior written consent of Employer, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is, or was within a six month period prior to such solicitation or hiring, an executive or management employee of Employer or any of its Affiliates for any position as an employee, independent contractor, consultant or otherwise , or induce any such person to terminate his or her employment relationship with Employer or any of its Affiliates or to breach his or her employment agreement with Employer or any of its Affiliates.

5.             No Admissions.  The terms of this Agreement are not to be considered as an admission on behalf of either party.  Neither this Agreement nor its terms shall be admissible as evidence of any liability or wrongdoing by either party or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity.  Employer is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory separation of Executive’s employment.  Both parties acknowledge and agree that Employer and Executive shall be permitted to file this Agreement with the Securities Exchange Commission and such other regulatory bodies as either party may deem appropriate or necessary.

6.             Release and Covenant not to Sue.

6.1           Definitions.

6.1.1        When used in this Agreement, the word “Releasees” means Employer and all or any of its past and present subsidiary and affiliated corporations, companies, partnerships, joint ventures and other entities and their groups, divisions, departments and units, and their past and present directors, trustees, officers, managers, partners, supervisors, employees, attorneys, agents and consultants, and their predecessors, successors and assigns.

6.1.2        When used in this Agreement, the word “Claims” means each and every claim, complaint, cause of action, and grievance, whether known or unknown and whether fixed or contingent, and each and every promise, assurance, contract, representation, guarantee, warranty, right and commitment of any kind, whether known or unknown and whether fixed or contingent.

6.2           Release of Employer.  In consideration of the promises of Employer set forth in this Agreement, and intending to be legally bound, Executive hereby irrevocably remises, releases and forever discharges all Releasees of and from any and all Claims that he (on behalf of either himself or any other person or persons) ever had, now has or may have against any and all of the Releasees, or which he (or his heirs, executors, administrators or assigns or any of them) hereafter can, shall or may have against any and all of the Releasees, for by reason of any cause, matter, thing, occurrence or event whatsoever relating to or arising out of his employment with Employer.  Executive acknowledges and agrees that the Claims released in this Section 6.2 include, but are not limited to, (a) any and all Claims based on any law, statute or constitution or based on contract or in tort on common law, (b) any and all Claims based on or arising under any civil rights laws, such as any Pennsylvania employment laws, or Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination in Employment Act (the “ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, and similar state and local statutes, laws and ordinances, (c) any and all Claims pertaining to discrimination, harassment, or retaliation, whether based on race, color, religion, gender, age, sexual orientation, handicap and/or disability, national origin, whistle-blowing or any other legally protected class, (d) any and all Claims under any grievance or complaint procedure of any kind, (e) any and all Claims based on or arising out of or related to his recruitment by, employment with, the termination of his employment with, his performance of any services in any capacity for, or any business transaction with, each or any of the Releasees and (f) any and all Claims for attorneys’ fees, including litigation costs and expenses in connection any of the foregoing.  Executive also understands, that by signing this Agreement, he is waiving all Claims against any and all of the Releasees released by this Agreement; provided, however, that as set forth in section 7(f)(1)(c) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, nothing in this Agreement constitutes or shall be construed to constitute a waiver by Executive of any rights or claims that may arise after the date hereof; provided, further, that the foregoing is not intended to release any claim that Executive may have to (i) indemnification or directors and officers liability insurance coverage, (ii) payment of the benefits provided under this Agreement (including accrued and unpaid vacation, base salary and bonus through the date of termination of employment), (iii) accrued and vested benefits under any retirement plan or deferred compensation account or plan and (iv) benefits to which Executive is entitled under the Employee Retirement Income Security Act of 1974, as amended.

In addition, Executive waives any right to initiate or otherwise voluntarily participate in any shareholders’ derivative action with respect to Employer and its majority-owned subsidiaries by reason of any act or omission prior to the date of this Agreement, including, without limitation, being a named plaintiff in or causing to be filed on Executive’s behalf or as a class action any such derivative action.

6.3           Release by Employer.  Employer and its majority controlled subsidiaries hereby irrevocably remise, release and forever discharge Executive from any Claims arising prior to the date hereof, except any Claim arising under this Agreement.

6.4           Covenant Not to Sue.  Executive covenants and agrees not to sue the Releasees and each or any of them for any Claims released by this Agreement and to waive any recovery related to any Claims covered by this Agreement.  Employer and its majority controlled subsidiaries covenant and agree not to sue Executive for any Claims released by this Agreement and to waive any recovery related to any Claims covered by this Agreement.

7.             Review and Consideration Period. Executive acknowledges that he has been instructed to and has had the opportunity to review this Agreement with an attorney and/or any person of his choosing before signing it. Executive further acknowledges that he has had twenty-one (21) days to consider this Agreement. By executing this Agreement, Executive acknowledges that, as of the date of execution, he has either considered the Agreement for twenty-one (21) days, or has, on the advice of counsel, waived the twenty-one (21) day consideration period.

8.             Revocation Right. Executive shall have seven (7) days after signing this Agreement to revoke it. This Agreement shall not be effective nor will any consideration be provided until after the revocation period has passed. A revocation of this Agreement shall be written and shall not be effective unless actually received by the Chairman or General Counsel of Employer on or before the 7th day after this Agreement has been signed.

9.             Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and addressed to the intended recipient as set forth below. Any party hereto may give any notice, request, demand, claim or other communication hereunder by registered or certified mail, return receipt requested, or delivery in person or by any nationally known overnight courier service that requires a return receipt or signature for delivery.  Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party hereto notice in the manner herein set forth.

If to Executive:                 Kevin DeSanctis
2 Woods Way
Wyomissing, PA 19610

If to Employer:                  Penn National Gaming, Inc.
825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610
Attention: General Counsel

10.           Remedies.  No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and in addition to and not in derogation of any other remedy or right given hereunder or now or hereafter existing at law or in equity, including, without limitation, any remedies conferred upon either party by virtue of their prior employment relationship.  No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by any either party from time to time and as often as may be deemed expedient or necessary by the party in its sole discretion.  Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Executive and that Employer shall be entitled to specific performance and injunctive relief as remedies for any such breach, in addition to all other remedies available at law or equity to Employer.

11.           Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be; provided, however, that if the modification or restriction of some provision of this Agreement deprives any party hereto of the substantial benefit of his or its bargain as set forth herein, then such modification or restriction shall be deemed ineffective.

12.           Executive’s Acknowledgment.  Executive acknowledges that he has carefully read this Agreement and that he has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect.  Executive further declares that he is competent to understand the content and effect of this Agreement and that his decision to enter into this Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information and that he has not relied on any information except what is set forth herein.

13.           Governing Law.  Executive and Employer agree that the terms of this Agreement shall be interpreted under and consistent with the laws of the Commonwealth of Pennsylvania.  In any legal proceeding, involving directly or indirectly, any matter arising out of or related to this Agreement, each of the parties hereby irrevocably submits to the exclusive jurisdiction of the Court of Common Pleas of Berks County, Pennsylvania or the Federal Court of the Eastern District of Pennsylvania and agrees not to raise any objection to such jurisdiction or to maintaining of the venue of any such proceeding, and service of process in any such proceeding may be duly effected by mailing a copy thereof, by registered mail, postage prepaid, or by hand delivery or by a nationally recognized overnight delivery service to each party thereto.

14.           Entire Agreement.  This Agreement sets forth all of the promises, covenants, agreements, conditions and understandings between the parties with respect to the subject matter hereof and, except as may otherwise be set forth herein, supersedes all prior agreements, covenants, and understandings, inducements or conditions pertaining thereto, express or implied, oral or written.

15.           Amendment and Assignment; Successors and Assigns. This Agreement may not be modified, altered, supplemented, terminated or amended except by a writing signed by the parties. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors, assigns and affiliates of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release on date first set forth above.

EXECUTIVE		PENN NATIONAL GAMING, INC.

By:	/s/ KEVIN DESANCTIS	By:	/s/ PETER M. CARLINO
Kevin DeSanctis		Peter M. Carlino, Chairman